 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): October 10, 2012

Xplore Technologies Corp.

 (Exact name of registrant as specified in its charter)

Delaware	000-52697	26-0563295
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

14000 Summit Drive, Suite 900
Austin, Texas 78728
(Address of Principal Executive Offices)

(512) 336-7797
Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 10, 2012, Xplore Technologies Corp., a Delaware corporation (the “Company”), filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to (a) reduce the conversion price of each series of the Company’s preferred stock and (b) make inapplicable an anti-dilution adjustment that may otherwise be triggered by the reduction of the conversion price of each other series of the Company’s preferred stock.  The Certificate of Amendment became effective on the date of filing.  A copy of the Certificate of Amendment is attached hereto as Exhibit 3.1 and incorporated herein by reference.

As a result of the Certificate of Amendment and pursuant to the terms thereof, the conversion price of the Company’s Series A Preferred Stock was reduced from $0.15 per share to $0.0260 per share, the conversion price of the Company’s Series B Preferred Stock was reduced from $0.16 per share to $0.0260 per share, the conversion price of the Company’s Series C Preferred Stock was reduced from $0.25 per share to $0.0260 per share and the conversion price of the Company’s Series D Preferred Stock was reduced from $0.04 per share to $0.0162 per share, in each case, without giving effect to the 1-for-400 reverse stock split consummated on September 13, 2012; provided, however, that if the Company fails to consummate a public offering of its common stock which provides at least $10 million in gross proceeds to the Company by December 31, 2012, then the conversion price for each series of the Company’s outstanding preferred stock shall be equal to the conversion price in effect immediately prior to the effectiveness of the Certificate of Amendment.  The description of the Certificate of Amendment as described herein is qualified in its entirety by reference to the Certificate of Amendment, which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

3.1	Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation filed with Secretary of State of the State of Delaware on October 10, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xplore Technologies Corp.

Date: October 10, 2012	/s/ Michael J. Rapisand
Michael J. Rapisand
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation filed with Secretary of State of the State of Delaware on October 10, 2012.